Exhibit 10.1

AMENDMENT NUMBER TWO

ALABAMA NATIONAL BANCORPORATION

1999 LONG TERM INCENTIVE PLAN

This Amendment Two is hereby made as of this 16th day of August, 2006, by Alabama National BanCorporation (the “Corporation”).

WHEREAS, the Corporation has heretofore established the Alabama National BanCorporation 1999 Long Term Incentive Plan (the “Plan”); and

WHEREAS, the Board of Directors of the Corporation has the ability and the right to amend the Plan pursuant to Section 11 therein.

NOW, THEREFORE, the Plan is hereby amended as described below:

1. Section 4 of the Plan shall be amended by deleting the fourth paragraph thereof and inserting in lieu thereof the following:

“In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding Stock Options granted under the Plan and in the number of shares subject to Restricted Stock awards granted under the Plan as determined to be equitable and proportionate by the Committee, provided that the number of shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.”

2. All other terms, conditions and provisions of the Plan not herein modified shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment Two to be executed by its duly authorized officer.

ALABAMA NATIONAL BANCORPORATION

By:	/s/ Richard Murray IV
Its:	President and Chief Operating Officer